EXHIBIT 21

SUBSIDIARIES OF RALPHS GROCERY COMPANY


Alpha Beta Company
Bay Area Warehouse Stores, Inc.
Bell Markets, Inc.
Cala Co.
Cala Foods, Inc.
Crawford Stores, Inc.
Falley's Inc.
Food 4 Less GM, Inc.
Food 4 Less Merchandising, Inc.
Food 4 Less of California, Inc.
Food 4 Less of Southern California, Inc.